SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 5, 2008

(Date of Earliest Event Reported)

AMERICAN INTERNATIONAL INDUSTRIES, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Nevada	88-0326480
(State of Incorporation)	(I.R.S. Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX	77565-3077
(Address of Principal Executive Offices)	(ZIP Code)

 Registrant's Telephone Number, Including Area Code: (281) 334-9479

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

On May 22, 2008, we received notice that on May 16, 2008, a judgment was issued in the lawsuit Fort Apache Energy, Inc. v. Delta Seaboard Well Service, Inc. in the District Court of Harris County Texas 334th Judicial District for actual damages of $1,508,846.  Delta Seaboard Well Service, Inc. ("Delta") is a 51% owned subsidiary of American International Industries, Inc. ("Company"), therefore, the potential net income impact of this judgment on the Company is $769,511.  Delta's attorneys will enter a motion for a new trial on or before June 16, 2008.  In the event that a new trial is not granted, Delta has retained the services of Lynne Liberato of the law firm of Haynes and Boone and Byron Keeling of the law firm of Keeling & Downes, both in Houston, Texas, to appeal the judgment. Management is strenuously and vigorously defending this matter. Management and its attorneys believe there is a good chance of overturning the judgment.  In the unlikely event that Fort Apache successfully defends any judgment in this case on appeal, management believes that any damages assessed will be recoverable through favorable verdicts in the two lawsuits discussed below. Fort Apache drilled a well which they subsequently decided to plug. Fort Apache contracted with Delta to plug the well. Fort Apache alleged that Delta bid the job with a specified lump sum plugging operation and that Delta went over the bid amount. Fort Apache claims that it never authorized the costs of the extra labor, operation or additional equipment to plug the well. Also, Fort Apache claimed that the well was still commercially viable as Delta encountered pressure at the well site during its plugging operations. Fort Apache claimed that Delta acted negligently in failing to contact Fort Apache regarding the pressure at the well so as to allow Fort Apache to determine the feasibility of production at the well. Fort Apache claimed that it was damaged as a result of the omissions of Delta, and Delta’s actions in force-plugging the well and that its damages are the costs of drilling a new well.  Delta vehemently denies all of the above.  The well was worthless and the pressure found was a normal event in such plugging procedures.

Delta Seaboard Well Service, Inc. v. Houstoun, Woodard, Eason, Gentle Tomforde and Anderson, Inc., D/B/A Insurance Alliance and Robert Holman. Delta’s position is that if there is not coverage under the Gemini policy, its broker failed to obtain appropriate insurance coverage and misrepresented the coverage it did obtain through the Gemini policy. The parties agreed to refrain from actively working on the Broker Lawsuit pending the outcome of the Fort Apache lawsuit and the Gemini lawsuit because the results of those two lawsuits could render the Broker Lawsuit unnecessary. One of the broker’s defenses is that all claims in the Broker Lawsuit are barred by the March 2007 settlement reached in Gemini Insurance Company, Houstoun, Woodard, Easton, Gentle Tomforde and Anderson, Inc., D/B/A Insurance Alliance and Robert Holman for a rig damaged in Hurricane Katrina, mentioned above. On April 15, 2008, the broker filed a motion for summary judgment asserting that this release applies to the claims in the Broker Lawsuit and thus, the broker is entitled to judgment as a matter of law. The motion for summary judgment was set for oral hearing on May 23, 2008, but it has been postponed. If the release is found by the court to include the claims asserted in the Broker Lawsuit, the Broker Lawsuit will be barred and will be dismissed by the court. In such event, Delta would have a potential professional malpractice claim against the attorney that represented it in the Property Lawsuit for not properly advising Delta as to the scope and effect of the release. If the court finds that the release does not bar the Broker Lawsuit, then it will continue on the merits of the case. As a result, it is premature to analyze the potential outcome of the Broker Lawsuit. As part of the attorney’s work on the Broker Lawsuit, the attorneys determined that Delta has a potential claim against American International Specialty Lines Insurance Company ("AISLIC") (no relation to American International Industries, Inc.) for coverage for the Fort Apache lawsuit under a commercial umbrella policy. AISLIC was first provided notice of the Fort Apache lawsuit in March 2008. On March 17, 2008, the attorneys received an initial response from AISLIC, acknowledging receipt of the notice and indicated that a claims technician would be assigned to the matter. An evaluation of these potential claims is premature because AISLIC has not taken a coverage position at this time.

Gemini Insurance Company v. Delta Seaboard Well Service, Inc.  Delta had a CGL insurance policy with Gemini Insurance Company ("Gemini") for 2003, naming Delta as an insured, which policy was in effect at such time as Delta began the plugging operation referenced in the first lawsuit. Delta made a claim under the policy for a defense in the Fort Apache case; however, Gemini has filed suit against Delta seeking a declaratory judgment that it owes no defense under the policy. In connection with such declaration, Delta has filed a counterclaim seeking to have the policy declared applicable as to the claims of Fort Apache against Delta. Written discovery has been exchanged between both Gemini and Delta. No depositions have been taken in this matter. Summary judgment motions must be heard by June 20, 2008, and expert designations for parties seeking affirmative relief are due on that date. Defense expert designations are due July 21, 2008. The discovery deadline in this litigation is September 19, 2008, and a trial date has not yet been reset. Management is vigorously defending this matter and asserting its affirmative claims. An evaluation cannot be made at this time in connection with the outcome of the Gemini litigation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ DANIEL DROR
   CHAIRMAN AND CEO
   Dated: June 10, 2008

/s/ SHERRY L. COUTURIER
  CFO
   Dated: June 10, 2008